EXHIBIT 10.1

AMENDMENT TO AMENDED AND RESTATED SERVICE AGREEMENT

This amendment is made effective June 1, 2006, between Wisconsin Dental Group, S.C., a Wisconsin service corporation, d/b/a Forward Dental (“Provider”), and American Dental Partners of Wisconsin, LLC, a Delaware limited liability company (“Service Company”).

Background Information

A.        Provider and Service Company (the “Parties”) are parties to an Amended and Restated Service Agreement dated January 1, 1999, as modified from time to time prior to the date of this amendment (as so modified, the “Service Agreement”). Pursuant to the Service Agreement, Service Company provides management services to the dental practice owned and operated by Provider (the “Forward Dental Practice”).

B.        Service Company, Provider, Michael E. Grady, D.D.S., S.C., a Wisconsin service corporation (“Grady S.C.”), and Michael E. Grady, D.D.S. (“Dr. Grady,” and, with Grady S.C., the “Sellers”), have entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which (1) Service Company is acquiring from the Sellers certain non-clinical assets used by the Sellers in their business (the “Asset Purchase”), and (2) Provider will operate after the closing of the Asset Purchase the dental practice heretofore operated by the Sellers (the “Grady Practice”).

C.        The Parties desire to enter into this amendment to address issues related to the continuation of operations of the Grady Practice and the Parties’ relationship under the Service Agreement.

Statement of Agreement

The Parties hereby acknowledge the foregoing Background Information and agree as follows:

§ 1.        Definitions. All capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given those terms in the Service Agreement.

§ 2.        Dental Services. Provider shall, beginning at the Effective Time (as defined in the Purchase Agreement) and continuing for the term of the Service Agreement, operate the Grady Practice pursuant to the Service Agreement, including without limitation providing Dental Care to meet the demand therefor with respect to the Grady Practice. Provider shall also reasonably cooperate with Service Company with respect to the provision of additional Dental Care for the Grady Practice if the needs of the Grady Practice increase.

§ 3.        Management Services. Service Company shall, beginning at the Effective Time and continuing for the term of the Service Agreement, maintain the Grady Practice pursuant to the Service Agreement, including without limitation making the Assets (as defined in the Purchase Agreement) available to the Grady Practice for the purpose of supporting Provider’s provision of Dental Care thereat.

§ 4.        Effective Time. This amendment shall be effective as of the Effective Time.

§ 5.        Construction. This is an amendment to and a part of the Service Agreement. In the event of any inconsistency between the provisions of the Service Agreement and the provisions of this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Service Agreement shall continue in full force and effect without change.

WISCONSIN DENTAL GROUP, S.C.		AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC

By:	/s/ Robert Trettin	By:	/s/ Ian H. Brock
	Robert Trettin, D.D.S., President		Ian H. Brock, Vice President